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                                                                 EXHIBIT (a)(13)

From: Casciano, Lesley-ann
To: Engage US
Subject: Q&A - Restricted Stock

I have extracted the Q&A portion of the Tender Offer for ease in reviewing. Remember, this is just a portion of the information available, please take the time to review the entire Tender Offer Document.

Lesley Casciano

978-684-3074
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                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the entirety of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

                      QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1.      WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?


         We are offering to exchange all eligible outstanding options issued under either the 1995 Plan or the 2000 Plan for restricted shares of our common stock. (See Section 1).

Q2.      ARE UNVESTED OPTIONS ELIGIBLE FOR EXCHANGE?

         Yes. All your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested.


Q3.      DO I HAVE TO ELECT TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS?


         You do not have to exchange any of your eligible options. If you elect to exchange any of your eligible options, however, you must elect to exchange all of your outstanding eligible options.

Q4.      WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

         Only individuals who are and remain "U.S. employees" on the date of this offer and on the expiration date may participate in this offer. "U.S. employees" are employees of Engage or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Inactive U.S. employees as of such dates, due to their participation in Engage-approved sabbaticals or other Engage-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as "eligible employees." Any option holders who are not Engage employees, including non-employee directors, consultants and subcontractors of Engage, may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

Q5. HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?


         For each whole share of common stock subject to an eligible option that is exchanged, you will receive one share of restricted stock. (See Section 5). For example, if you return eligible options to purchase a total of 1,000 shares of common stock, you will receive 1,000 shares of restricted stock.

Q6. WILL I BE REQUIRED TO PAY CASH FOR THE SHARES OF RESTRICTED STOCK THAT I RECEIVE IN THE EXCHANGE?

         You will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon the vesting of shares of restricted stock that will require us to satisfy tax withholding liabilities, and may require you to pay us cash upon vesting. (See Questions 34 to 36 and
Section 13).
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Q7.      WILL I RECEIVE ANY FRACTIONAL SHARES OF RESTRICTED STOCK?


         No, we will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cover any fractional share interests, these fractions will be eliminated before computing the number of shares of restricted stock issuable to you in the one-for-one exchange. (See Section 5). Further, the number of shares of restricted stock that vest on each scheduled vesting date will be adjusted pursuant to the terms of the restricted stock award to avoid fractional shares.

Q8.      WILL I RECEIVE ANY CASH PAYMENT FOR MY OPTIONS?


         No. We will issue to you only shares of restricted stock, on a one-for-one basis, in exchange for whole shares covered by the options we accept for exchange. By electing to exchange your eligible options on this one-for-one basis, you agree to the elimination of any fractional share interest covered by such options, without any additional payment for that fractional interest.

Q9.      WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS?

         Again, any options not exchanged in this offer will remain outstanding on the same terms and conditions. Please remember that if you exchange any eligible options, you must exchange all of your eligible options.

Q10.     WHY IS ENGAGE MAKING THE OFFER?


         We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to exchange have exercise prices ranging from $0.061 to $63.4375 per share, while the closing price of our common stock on January 3, 2003, as reported on the OTCBB, was $0.14 per share. By making this offer, we expect to provide a more meaningful performance incentive to our continuing employees, align employee interests with those of our stockholders, and motivate our employees to build stockholder value going forward. (See Section 2).

Q11.     WHY ARE ONLY U.S. EMPLOYEES ELIGIBLE?


         Although we would have preferred to make the same offer to all of our employees worldwide, due to certain regulatory and tax issues, the offer is being limited to U.S. employees only.

Q12.     IS THIS A REPRICING?


         No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a one-for-one basis for the shares of common stock subject to eligible options that you exchange in the offer.

Q13.     WHY CAN'T ENGAGE JUST REPRICE MY OPTIONS?


         Rather than have you continue to hold your outstanding options with a reduced exercise price, we believe it makes more sense to exchange your eligible options so that you can receive shares of our common stock, without the need for any further exercise or payment of an exercise price. We believe such an exchange, rather than a simple repricing, will be more likely to enhance employee retention and align employee incentives with building shareholder value going forward.

Q14.      WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?
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          Because of the large number of options currently outstanding, a grant of additional new options would severely negatively impact our dilution and outstanding shares.

Q15.     ARE THERE CONDITIONS TO THIS OFFER?


         Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6.

Q16.     WILL THIS EXCHANGE RESULT IN DILUTION TO EXISTING STOCKHOLDERS?


         The exchange of eligible options for shares of restricted stock will be immediately dilutive to our current stockholders.

Q17. WILL MY ELECTION TO EXCHANGE OPTIONS IN THIS OFFER AFFECT MY PARTICIPATION IN OR THE TERMS OF ENGAGE'S EMPLOYEE STOCK PURCHASE PLAN?

         No. The terms of our Employee Stock Purchase Plan will not change as a result of this offer and your participation in that plan will not be affected, whether or not you elect to exchange any of your eligible options in this offer. The Employee Stock Purchase Plan is, and will remain, a separate plan, for which you have made, and may continue to make, separate elections thereunder.

Q18. APART FROM RECEIVING A GRANT OF RESTRICTED STOCK, WHAT ARE THE CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         If you elect to exchange your eligible options for shares of restricted stock, you also must

         - accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange; and

         - acknowledge that your outstanding option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void, and irrevocably release all your rights thereunder.

                QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

Q19.     WHAT IS RESTRICTED STOCK?


         With options, the option holder has only a right to purchase shares of common stock at an established "exercise" price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise shares and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions until the restrictions lapse, at which time the shares "vest." The forfeiture, transfer and other restrictions will be set forth in a restricted stock award, a form of which is attached to this Offer to Exchange as Annex A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8).

Q20. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?


         You must be a U.S. employee on the date this offer is made and you must continue to be a U.S. employee on the date this offer expires. A "U.S. employee" is an employee of Engage or one of its subsidiaries who is on the U.S. payroll and resides in the United States. If you are not a U.S. employee on either of those dates, you will not be eligible to accept this offer. We are not making this offer to, nor will
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we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction outside the United States.


Q21.     WHEN WILL I RECEIVE MY RESTRICTED STOCK?


         If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a restricted stock award, in substantially the form of Annex A to this Offer to Exchange, showing the number of whole shares of our common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the restricted stock award will evidence our issuance to you of shares of restricted stock that will be held in custody for you.

Q22. WILL I RECEIVE A STOCK CERTIFICATE FOR MY SHARES OF RESTRICTED STOCK RIGHT AWAY?


         No, you will not receive a stock certificate for your shares of restricted stock right away. Until the restricted stock vests, it will be held in custody by us or our transfer agent, American Stock Transfer & Trust Company, or maintained by our transfer agent as restricted stock in a book entry account in your name. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to your payment of applicable withholding taxes. (See Questions 34 to 36 and Section 13).

Q23.     WILL I NEED TO COUNTERSIGN AND RETURN A RESTRICTED STOCK AGREEMENT?


         No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock award attached as Annex A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the restricted stock award, you may retain it for your files; you will not need to countersign it. You will, however, under the terms of the restricted stock award be required to sign and return to us the Assignment Separate From Certificate attached as Exhibit I to the restricted stock award.

Q24.     WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?


         Most of the eligible options vest over a four-year period from the date they were granted. Regardless of the current vesting schedule of your options, however, assuming you have remained our employee throughout this period, the shares of restricted stock will vest in six equal installments (subject to adjustment to avoid fractional shares) on:

                  -        March 1, 2003;

                  -        September 1, 2003;

                  -        March 1, 2004;

                  -        September 1, 2004;

                  -        March 1, 2005; and

                  -        September 1, 2005.

         Even if the eligible options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested at the time of grant and will be subject to this new vesting period.

Q25.     WHAT SPECIAL VESTING RULES APPLY ON ACCOUNT OF DEATH OR DISABILITY?


         If your employment is terminated by reason of your death or disability (as defined in the applicable restricted stock award), all of your shares of restricted stock will vest.
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Q26.     WHAT EFFECT WILL A CHANGE IN CONTROL OF ENGAGE HAVE ON THE RESTRICTED
         STOCK I RECEIVE IN THIS EXCHANGE?

         In the event of a change in control, under the Plans our Board of Directors or our Compensation Committee may take any one or more of the following actions:

                  -        accelerate the vesting of the restricted stock;

                  - cause the other company to assume the restricted stock or substitute new restricted stock on the same terms; or

                  - make any such other provisions as they may consider to be equitable.

Q27. WHAT HAPPENS IF MY EMPLOYMENT WITH ENGAGE TERMINATES AND THEN I LATER REJOIN THE COMPANY?


         If your employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than death or disability), and you are subsequently rehired, the unvested shares forfeited on your employment termination remain forfeited. In other words, restricted stock is not restored on any rehire.

Q28. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?


         Prior to vesting, your unvested stock will be forfeited completely if your employment with Engage terminates for any reason other than your death or disability (as defined in the applicable restricted stock award). This means that all of your unvested shares of restricted stock will be forfeited upon your resignation or other voluntary or involuntary termination of your employment, except upon your death or disability. Whatever shares vest while you remain an Engage employee are yours to keep even after you leave. (See Section 8).

Q29.     WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?


         The restrictions on the restricted stock you will receive in this offer will be set forth in the restricted stock award. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the restricted stock award. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent, or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8).

Q30. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

         Your restricted stock will be treated as issued and outstanding on the effective date of its grant, which is expected to be February 5, 2003 (the "exchange date"), unless we extend the offer. (See Section 5). You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the exchange date. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. You will not, however, be able to sell, pledge or transfer your restricted stock until shares vest.

Q31.     WILL THE RESTRICTED STOCK EVER EXPIRE?
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         Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q32. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED IN EXCHANGE FOR MY OPTIONS?


         The restricted stock to be offered to option holders will be issued under either the 1995 Plan or the 2000 Plan and will be drawn from the pool of common stock currently authorized for issuance under these Plans. All options returned to us in the offer will be cancelled and the shares of common stock subject to such options will be returned to the Plans, thereby permitting the issuance of the restricted stock on a one-for-one basis. (See Section 11).

Q33.     HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?


         Employees who are participating in Engage-approved sabbaticals or other Engage-approved leaves of absence may participate in the offer. Notwithstanding the foregoing, the Board of Directors or the appropriate Board committee has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q34.     WHAT ARE THE TAX CONSEQUENCES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE
         OFFER?


         The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code (as described in Section 13):

                  - If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to pay the applicable withholding tax obligation to us on each vesting date. (See Question 36)

                  - If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize ordinary income in an amount equal to the fair market value of all shares covered by your Section 83(b) election on the day you receive the restricted stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

         We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section
13).

Q35. IF I CHOOSE TO FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, WHAT MUST I DO?

         If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must:

- file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the exchange date of eligible options for shares of restricted stock;

-        pay Engage an amount in cash equal to the withholding tax obligation;
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-        file a copy of the election with your federal income tax return for the year including the date of the exchange; and

- provide a copy of the election to our General Counsel by facsimile, mail or courier delivery.


Q36. IF I DO NOT FILE AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK VESTS?


         Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares. This means that we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when we pay you your salary or a bonus. Unless we approve other arrangements, you must either deliver to us a check or money order in the amount of the required withholding amount on each vesting date. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary or bonus.

       QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

Q37. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         The offer expires on February 4, 2003 at 5:00 p.m., Eastern time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., Eastern time, on February 5, 2003. (See Section 14).

Q38.     WHAT DO I NEED TO DO?


         If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to Daniel Carroll, our General Counsel, so that we receive it by 5:00 p.m., Eastern time, on February 4, 2003, unless the offer is extended. (See Section 3). We can reject any Election Forms received after this deadline.

         Your election will be effective only if RECEIVED by our General Counsel by that deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (978) 684-3141. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact Mr. Carroll at (978) 247-5343. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

         If we extend the offer beyond February 4, 2003, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3). We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (See Section 6).

Q39.     DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY TENDERED OPTIONS?
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         You will also have the right to withdraw your tendered options at any time before the expiration date by executing and delivering a Notice of Withdrawal to our General Counsel.

Q40. DO I HAVE TO RETURN AN ELECTION FORM IF I DO NOT WANT TO EXCHANGE MY ELIGIBLE OPTIONS?


         No. You need to complete and deliver the Election Form by the deadline specified above only if you choose to tender your eligible options. (See Section
3).

Q41. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options. (See Question 12).


Q42.     WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?


         Although our Board of Directors has approved this offer, the Board makes no recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Q43.     IS THERE ANY INFORMATION REGARDING ENGAGE THAT I SHOULD BE AWARE OF?


         Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, those described in Section 9.

         In addition, before making your decision you should carefully review the information about us set forth in Section 9 of this document. This information includes financial information, including financial information that we have incorporated by reference in this Offer to Exchange by reference to our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002. (See
Section 9).

Q44.     WHAT ARE THE ACCOUNTING CONSEQUENCES TO ENGAGE OF MAKING THIS OFFER?


         We will record additional non-cash compensation expense as and when the restricted stock vests based on the stock's value on the date that we accept tendered eligible options for exchange. If less than all of the eligible outstanding options are exchanged in this offer, the eligible options that were not exchanged will thereafter be treated for financial reporting purposes as variable awards. (See Section 11).

Q45.     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?


         For additional information or assistance, you should contact Daniel Carroll, our General Counsel, at (978) 247-5343 or dcarroll@engage.com. However, he will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation.